UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 25, 2011

CLEAN ENERGY FUELS CORP.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33480	33-0968580
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

3020 Old Ranch Parkway, Suite 400, Seal Beach, California	90740
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (562) 493-2804

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                     Entry into a Material Definitive Agreement.

On March 25, 2011, Clean Energy Fuels Corp.’s (the “Registrant’) 70% owned subsidiary Dallas Clean Energy McCommas Bluff, LLC, a Delaware limited liability company (the “Company”), arranged for a $40.2 million tax-exempt bond issuance led by Senior Managing Underwriter First Southwest Company. The bonds will be repaid from the revenue generated by the Company from the sale of renewable natural gas (or biomethane). The bond obligations are secured by the revenue and assets of the Company and are non-recourse to the Company’s parent companies including the Registrant. The bond repayments are amortized through December 2024 and the average coupon interest rate on the bonds is 6.596%. The bond issuance is expected to close March 31, 2011.

The bond proceeds will primarily be used to finance further improvements and expansion of the landfill gas processing facility owned by the Company at the McCommas Bluff landfill outside of Dallas, Texas. A portion of the proceeds will be used to retire an approximately $11.5 million bridge loan made by the Registrant to the Company. The Registrant will, in turn, use the proceeds from the payoff of the loan to repay approximately $8.0 million owed by the Registrant to PlainsCapital Bank.

The terms and conditions of the bond issuance are set forth in a Bond Purchase Contract (the “Bond Purchase Contract”) dated March 24, 2011 by and among the Company and the Mission Economic Development Corporation (the “Issuer”), First Southwest Company (the “Representative”), as representative on behalf of itself and Westhoff, Cone & Holmstedt (collectively, the “Underwriters”).

The Issuer will issue Mission Economic Development Corporation Solid Waste Disposal Revenue Bonds (Dallas Clean Energy McCommas Bluff, LLC Project) Series 2011 in the aggregate principal amount of $40,200,000 (the “Bonds”).  The Bonds will mature on the date and will bear interest at the interest rate as set forth in Schedule I of the Bond Purchase Contract and will be subject to redemption as set forth in the Trust Indenture, dated as of January 1, 2011 (the “Indenture”) between the Issuer and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

Pursuant to the Loan Agreement, dated as of January 1, 2011 (the “Loan Agreement”), between the Company and the Issuer, the Company has covenanted with the Issuer to make loan repayments equal to the principal of, premium, if any, and interest, coming due on the Bonds, and pursuant to the Indenture, the Issuer has pledged and assigned to the Trustee all of the Issuer’s right, title and interest in and to the Loan Agreement (with certain specified exceptions) and the Note described below.  The Company will execute a promissory note, dated March 31, 2011 (the “Note”), as evidence of its obligations under the Loan Agreement.

The obligations of the Company under the Loan Agreement will be further secured by a Leasehold Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing, dated as of January 1, 2011 (the “Deed of Trust”), executed by the Company in favor of the deed of trust trustee named therein for the benefit of the Trustee.  In addition,  the Company will execute a Security Agreement (the “Security Agreement”), as security for its obligations, pursuant to which the Company will grant to the Trustee a security interest in all right, title and interest of the Company to the Collateral (as defined in the Security Agreement), which includes but is not limited to the Company’s rights, title and interest in any gas sale agreement, including the Shell Gas Sale Agreement and the funds and accounts held under the Indenture.

Pursuant to a Consent and Agreement, by and between Shell Energy, The Bank of New York Mellon Trust Company, N.A., as Depository Bank, the Company and the Trustee (the “Depository Bank”), dated as of January 1, 2011 (the “Consent Agreement”), Shell Energy will agree to make all payments due to the Company under the Shell Gas Sale Agreement to the Depository Bank.  In addition, other revenues generated through the sale of gas produced at the facility will be paid directly to the Depository Bank pursuant to a Depository and Control Agreement dated as of January 1, 2011 (the “Depository Agreement”), among the Company, the Trustee and the Depository Bank.

The Company, pursuant to a collateral assignment and Consent and Agreement with Atmos Pipeline  — Texas, has collaterally assigned, subject to certain reserved rights and the consent of Atmos, the transportation agreements of the Company with Atmos Pipeline — Texas to the Trustee.

The Bond Purchase Contract contains customary representations, warranties and agreements of the Company and customary conditions to closing, indemnification rights, obligations of the parties and termination provisions.

The Registrant issued a press release on March 25, 2011 regarding the execution of the Asset Purchase Agreement, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

(d)           Exhibits.

Exhibit	Description
99.1	Press release issued by Clean Energy Fuels Corp., dated March 25, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEAN ENERGY FUELS CORP

Dated: March 29, 2011	By:	/s/ Richard R. Wheeler
		Name:	Richard R. Wheeler
		Title:	Chief Financial Officer